UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2025

RLJ LODGING TRUST

(Exact name of Registrant as Specified in Its Charter)

Maryland	001-35169	27-4706509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7373 Wisconsin Avenue, Suite 1000, Bethesda, Maryland	20814
(Address of Principal Executive Offices)	(Zip Code)

(301) 280-7777

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares of beneficial interest, par value $0.01 per share	RLJ	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 18, 2025, RLJ Lodging Trust (the “Company”) and RLJ Lodging Trust, L.P., the Company’s operating partnership (the “Operating Partnership”), entered into an amended and restated employment agreement with Robert L. Johnson, the Executive Chairman of the Company’s Board of Trustees. The employment agreement (the “Johnson Employment Agreement”),which supersedes the amended and restated employment agreement previously entered into between the parties, contains terms and conditions that are substantially identical to such prior amended and restated employment agreement. Pursuant to the Johnson Employment Agreement, Mr. Johnson will continue in his role as the Company’s Executive Chairman.

The Johnson Employment Agreement is effective as of November 1, 2024. The Johnson Employment Agreement has a three-year term. If the parties fail to enter into a new agreement on or before the end of the term, Mr. Johnson’s employment will terminate at the end of the term. Mr. Johnson’s base salary each year will continue to be $500,000, which base salary is subject to annual review and may be increased but not decreased from time to time. Mr. Johnson is eligible for a cash bonus and will be provided with a threshold cash bonus opportunity equal to 75% of his base salary, target cash bonus opportunity equal to 125% of his base salary, maximum cash bonus opportunity equal to 175% of his base salary, and outperformance cash bonus opportunity equal to 225% of his base salary.

Mr. Johnson will be eligible for grants of options, restricted common shares, restricted common share units, and long-term incentive units in the Operating Partnership, subject to certain time vesting requirements and other conditions set forth in the applicable award agreement. If the Compensation Committee of the Company’s Board of Trustees (the “Compensation Committee”) determines to make grants of any of the foregoing instruments to the Company’s executives in any fiscal year, Mr. Johnson will be entitled to receive a grant that is commensurate with those granted to the other executives and has comparable terms and conditions as the grants awarded by the Compensation Committee to other Company executives in such fiscal year.

The Johnson Employment Agreement also (i) sets forth Mr. Johnson’s right to severance payments and/or benefits upon his termination of employment and (ii) contains customary non-competition and non-solicitation covenants that apply during the term and for 24 months following the expiration or termination of Mr. Johnson’s employment.

A copy of the Johnson Employment Agreement is attached to this report as Exhibit 10.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement, dated as of February 18, 2025, by and among RLJ Lodging Trust, RLJ Lodging Trust, L.P. and Robert L. Johnson
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RLJ Lodging Trust

Date: February 19, 2025	By:	/s/ Leslie D. Hale
Leslie D. Hale President and Chief Executive Officer